Exhibit 10.33

BOINGO WIRELESS, INC.
10960 WILSHIRE BLVD., SUITE 800
LOS ANGELES, CA 90024

February 21, 2019

Mike Finley

Dear Mike:

Boingo Wireless, Inc. (the “Company”) is pleased to offer you employment on the terms set forth in this letter agreement (the “Agreement”).

1.                                    Position.  Commencing on or about March 18, 2019 (your “Start Date”), you will become an executive officer of the Company, your title and position will be Chief Executive Officer, reporting to the Board of Directors (the “Board”).  This is a full-time position and your place of employment will be our headquarters in Los Angeles.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  During your time as Chief Executive Officer, you will continue to serve on the Board, however, effective as of your Start Date you will no longer serve on any Board committees.  Subject to the written advance approval from the Chairman of the Board (which approval will not be unreasonably withheld), you may serve on the boards of directors of other entities, provided that such activity does not violate any Company policy, create a conflict of interest with the Company or otherwise interfere with your ability to perform your responsibilities hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company in your new role.

2.                                    Cash Compensation.  The Company will pay you an annual base salary at the rate of $500,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will be eligible to be considered for a cash-incentive bonus for each fiscal year of the Company.  The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Compensation Committee.  Your target bonus will be equal to 100% of your annual base salary, measured as of the last day of each fiscal year.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  The determinations of the Compensation Committee with respect to your bonus will be final and binding.

In addition, within 30 days of your Start Date, the Company will pay you a bonus of $300,000, subject to applicable withholdings.  If before the second anniversary of your Start Date you terminate your employment with the Company other than as a result of (I) an Involuntary Termination (as defined below) or (II) your death or disability, then you will be required to

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reimburse the Company a portion of this bonus, pro-rated based upon the number of complete months you have been employed since your Start Date divided by 24.

3.                                    Employee Benefits.

(a)                               As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee and executive benefits programs, as such are in effect from time to time.  In addition, under current Company policy, as an executive officer the paid time-off to which you are entitled is unlimited and does not accrue to the extent unused.  The Company will reimburse you for your business expenses subject to its corporate expense reimbursement policy.

(b)                              Relocation.  Although you will travel for Company business from time to time, your primary workplace will be at our headquarters in Los Angeles where we will need you to be physically present on a substantially full-time basis.  To facilitate this geographic transition for you, the Company offers you the following benefits, taxable to you as required by applicable law:

(i)                                                                                                                         A temporary housing allowance for the first 18 months of your employment of up to an aggregate of $180,000 (the “Housing Allowance”), payable with respect to your securing temporary housing for yourself and your family in proximity to the Company’s headquarters, which will paid to you upon your submission of receipts for your temporary housing expenses as well as reasonable commuting expenses for you and your spouse during that period; and

(ii)                                                                                                                     A relocation allowance (the “Relocation Allowance”) of up to $400,000 (inclusive of any amount paid to you as Housing Allowance), which amount is available to reimburse you for expenses related to relocating your family and household from San Diego to Los Angeles including substantiated expenses such as moving expenses for household goods, storage fees, realtor fees, financing and mortgage closing costs and other reasonable expenses typically incurred in connection with relocating to a new geography.  For the sake of clarity, the Relocation Allowance (1) shall not cover loss of value on home sale, (2) shall not be used to cover the actual cost of a new home, and (3) unless otherwise extended by the Board or its Compensation Committee, shall be available to you for a relocation completed within the first two years of your Start Date.

If before the second anniversary of your Start Date you terminate your employment with the Company other than as a result of (I) an Involuntary Termination or (II) your death or disability, then you will be required to reimburse the Company the aggregate amount of the Relocation Allowance (including any portion of such allowance that is the Housing Allowance) that has been paid to you, pro-rated based upon the number of complete months you have been employed since your Start Date divided by 24.

4.                                    Equity Grants.  Subject to the approval of the Board or its Compensation Committee, you will be granted two equity compensation awards in connection with your being hired as Chief Executive Officer.  Each equity award will be for restricted stock units (each, an

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“RSU Grant”) over a number of shares of the Company’s Common Stock with a grant date aggregate value (per the Company’s standard award grant methodology) equal to $1,000,000 and each will have a three-year vesting term.   The first RSU Grant (the “Time-Based RSU Grant”) will be subject to annual service vesting based upon your continuous service as Chief Executive Officer.  The second RSU Grant (the “PRSU”) will be subject to vesting upon achievement of certain performance milestones applied to the PRSU grants made to the Company’s other executive officers in fiscal year 2019.

5.                                    Payments Upon Termination.  If your employment with the Company terminates other than as set forth in Section 6 below, then (a) all vesting will cease immediately with respect to your then-outstanding RSU Grants (and other equity awards), and (b) the only amounts payable to you by the Company will be any unpaid base salary due for periods prior to the date of termination of your employment plus any as-yet unpaid benefits that were vested and nonforfeitable prior to termination.  Such payment, if any, will be made promptly upon termination and within the period of time mandated by law.  If your employment terminates for any reason other than those specified in Section 6 below, the payment described in this Section 5 will be the only payment to which you are entitled in connection with your termination.

6.                                    Severance Benefits.

(a)                               General.  If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 6.  However, you will not be entitled to any of the benefits described in this Section 6 unless you have (i) returned all Company property in your possession, (ii) resigned as a member of the Board and of the boards of directors of all of the Company’s subsidiaries, to the extent applicable, and (iii) executed a general release of all claims that you may have against the Company or persons affiliated with the Company, in the form provided to you by the Company at the time of your termination, substantially in the form attached as Schedule I (the “Release”).  You must execute and return the release on or before the date specified by the Company in the Release (the “Release Deadline”).  The Release Deadline will in no event be later than fifty (50) days after your Separation.  If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 6.

Notwithstanding the foregoing, the Company may immediately discontinue all benefits or revoke any vesting acceleration described in this Section 6 (in addition to pursuing all other legal and equitable remedies) if you breach the Confidentiality Agreement (as defined below) that you will be required to sign in connection with your employment or any other material agreement with the Company that by its terms continues in force following your Separation.

(b)                              Termination Not in Connection With Change in Control.  Subject to the requirements set forth in Section 6(a) above, if you experience an Involuntary Termination before the earlier of three (3) months before or more than eighteen (18) months after a Change in Control, then you will be entitled to the following:

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(i)                                  Cash Severance.  The Company will pay you on a quarterly basis cash severance (the “Cash Severance”) in an aggregate amount equal to the sum of (A) your base salary as in effect at the time of your Separation for a period beginning on the day after your Separation and ending on the date eighteen (18) months after your Separation, and (B) an amount equal to 150% of your target annual incentive bonus for the year of your Separation. Subject to the Company’s having first received an effective Release pursuant to Section 6(a) above, the salary continuation payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation.  However, if the sixty (60)-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(ii)                              Pro-Rated Bonus.  The Company will pay you a lump sum cash amount equal to the pro-rated portion of your annual incentive bonus (the “Pro-Rated Bonus”) for the year of your Separation, based upon achievement of applicable performance objectives as determined by the Board or its Compensation Committee on the same schedule and same basis as paid to other Company executives.  Subject to the Company’s having first received an effective Release pursuant to Section 6(a) above, such payment will be made within seventy-five (75 days after the end of the year of your Separation.  For the sake of clarity, the pro-ration calculation will be done on a daily basis for the portion of the year during which your employment continued prior to the Separation date.

(iii)                          Additional Payment in Lieu of Health Benefit.  The Company will cover your cost of medical benefits continuation coverage (the “COBRA Benefits”) for you and your eligible dependents with respect to the Company’s health insurance plans in which you and your dependents were participating as of your Separation for a period ending on the earlier of (A) eighteen (18) months following your Separation or (B) the date on which you become eligible for medical benefits coverage provided by another employer.  This amount will be made on a tax-free basis, if permitted under applicable law in the Company’s sole determination, or on a taxable basis to you if not so permitted.

(iv)                          Equity Acceleration.  You will receive (A) twenty four (24) months of additional vesting credit under the service-based vesting conditions applicable to your then-outstanding Time-Based RSU Grants, and (B) pro-rata monthly vesting credit for the period of your continuous service plus an additional twenty-four (24) months with respect to the service-based vesting conditions applicable to your then-outstanding PRSUs (in accordance with the Company’s standard PRSU award agreement); provided, however, that in the event acceleration of the settlement date of an RSU Grant would result in additional taxes and penalties under Section 409A of the Code, then the vesting of such award shall accelerate but settlement of the RSU Grant shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the RSU Grant.

(c)       Termination in Connection With Change in Control.  Subject to the requirements set forth in Section 6(a) above, if you experience an Involuntary Termination

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within three (3) months prior to or eighteen (18) months following a Change in Control, then you will be entitled to the Cash Severance, the Pro-Rated Bonus and the COBRA Benefits on the same terms and conditions as described above plus you will receive full vesting credit under the service-based vesting conditions applicable to your then-outstanding Time-Based RSU Grants and PRSUs (in accordance with the Company’s standard PRSU award agreement); provided, however, that in the event acceleration of the settlement date of an RSU Grant would result in additional taxes and penalties under Section 409A of the Code, then the vesting of such award shall accelerate but settlement of the RSU Grant shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the RSU Grant.

7.                                    Limitation on Payments.

(a)                               Scope of Limitation.  This Section 7 will apply only if the accounting firm serving as the Company’s independent public accountants immediately prior to a Change in Control (the “Accounting Firm”) determines that the after-tax value of all Payments (as defined below) to you under Section 6 of this Agreement, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 7 than it was before the application of this Section 7.  If this Section 7 applies, it will supersede any contrary provision of this Agreement.  For purposes of this Section 7, the term “Company” will also include affiliated corporations to the extent determined by the Accounting Firm in accordance with Section 280G(d)(5) of the Code.

(b)                              Basic Rule.  In the event that the Accounting Firm determines that any payment or transfer by the Company to or for your benefit (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code and pursuant to the regulations thereunder, then provided that Subsection (a) results in applicable of this Section 7, the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount.  For purposes of this Section 7, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(c)                               Reduction of Payments.  If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Section 280G of the Code, and if none of the Payments is subject to Section 409A of the Code, then the reduction will occur in the manner you elect in writing prior to the date of payment; provided, however, that if the manner elected by you pursuant to this sentence could in the opinion of the Company result in any of the Payments becoming subject to Section 409A of the Code, then the following sentence will instead apply.  If any Payment is subject to Section 409A of the Code, or if you fail to elect an order under the preceding sentence, then the reduction will occur in the following order:  (i) cancellation of acceleration of vesting of any equity awards for which the exercise price (if any) exceeds the then-fair market value of the underlying Company Common Stock, (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments)), and (iii) cancellation of acceleration of vesting of equity awards not covered under (i) above;

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provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such equity awards (that is, later equity awards will be canceled before earlier awards).

(d)                             Fees of Accounting Firm and Required Data.  The Company will pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 7.  You and the Company will provide to the Accounting Firm all data in the Company’s possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 7.

8.                                    Further Obligations to the Company.

(a)                               General.  You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company.  You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)                              Confidential Information.  Like all Company employees, you will be required, as a condition of your employment, to sign the Employee Inventions and Confidentiality Agreement and Mutual Agreement to Arbitrate Claims (the “Confidentiality Agreement”).

9.                                    Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this Agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.                            Recoupment Policy.  The Company intends to adopt a clawback policy, as and when required by applicable law and/or stock exchange listing standards, governing the Company’s obligation to recoup from you incentive compensation paid or provided to you by the Company under specified events and circumstances including upon a restatement of Company financial statements.  The Company anticipates that this policy will apply to you while you continue to serve as Chief Executive Officer and for some period following termination of your position as an executive officer of the Company.  You acknowledge that it is a condition of your position as Chief Executive Officer that you be subject to the Company’s clawback policy as in effect from time to time.

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11.                            Tax Matters.

(a)                               All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

(b)                              Section 409A.  For purposes of Section 409A of the Code, each payment under Section 6 is hereby designated as a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2).  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payments under this Agreement, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.  Notwithstanding the foregoing, any amount paid under this Agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment.  The provisions of this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A of the Code.

12.                            Interpretation, Amendment and Enforcement.  This Agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company.   This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  For purposes of obtaining an injunction or to enforce the arbitration agreement you will sign, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California, but

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shall arbitrate  any Dispute or any claim related to any Dispute in accordance with the arbitration agreement.  By signing this Agreement, you acknowledge and agree that you will no longer be eligible for any benefits or payments  except as otherwise expressly provided in this Agreement.

13.                            Successors and Assignment.

(a)                               Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any such successor to the Company, or to the Company’s business and/or assets, that executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                              Employee’s Successors.  The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  All of your obligations under this Agreement are personal to you and may not be transferred or assigned by you at any time.

14.                            Definitions.  The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” means the occurrence of any one or more of the following: (a) your conviction by, or entry of a plea of “guilty” or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved, (b) your commission of an act of theft or fraud, whether prior or subsequent to the date hereof, upon the Company, (c) your gross negligence in the scope of your services to the Company, (d) your breach of a material provision of any written agreement between you and the Company, (e) your continuing failure to perform assigned duties after receiving written notification of such failure from the Board of Directors with thirty (30) days to cure, unless a request to cure would be futile or (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented

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by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (d) individuals who are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any RSU Grant which provides for a deferral of compensation and is subject to Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, the transaction with respect to such RSU Grant must also constitute a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Involuntary Termination” means either (a) your Termination Without Cause (other than due to your death or Permanent Disability) or (b) your Resignation for Good Reason.

“Permanent Disability” means your total and permanent disability as defined in Section 22(e)(3) of the Code.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has initially come into existence without your express written consent:

(a)                               A material reduction of your duties, authority and responsibilities, relative to your duties, authority and responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority and responsibilities;

(b)                              A reduction in your base salary in effect immediately prior to such reduction;

(c)                               A material reduction in the kind or level of employee benefits to which you were entitled immediately prior to such reduction, with the result that your overall benefits package is materially reduced;

(d)                             A relocation to a facility or a location more than thirty-five miles from your then-present location that increases your one-way commute; or

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(e)                               The Company’s breach of this Agreement, including its failure to obtain the assumption of this Agreement by any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition initially comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation  1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

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You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Agreement and the Confidentiality Agreement and returning them to me.

Very truly yours,

BOINGO WIRELESS, INC.

By:	/s/ David Hagan

Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Mike Finley
Signature of Mike Finley

Dated:	2/21/2019

Attachment

Exhibit A:                             Confidentiality Agreement

February 21, 2019

SCHEDULE I

FORM OF RELEASE OF CLAIMS